UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2015

QUINSTREET, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34628	77-0512121
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

950 Tower Lane, 6th Floor

Foster City, CA 94404

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 578-7700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 14, 2015, Dana Stalder informed QuinStreet, Inc. (the “Company”) that due to the demands of his venture capital business, he intends to resign as a director on the Company’s Board of Directors (the “Board”) effective December 31, 2015. Mr. Stalder has served on the Board for over twelve years. He has served as Chairperson of the Audit Committee for over ten years.

On December 17, 2015, the Board appointed Stuart Huizinga to replace Mr. Stalder as Chairperson of the Audit Committee. Mr. Huizinga has served on the Company’s Board and the Audit Committee since April 2015. He is a former audit partner at Arthur Andersen LLP and has served as chief financial officer of eHealth, Inc., a publicly-traded Internet company (NASDAQ: EHTH) for the past fifteen years. Mr. Huizinga possesses substantial expertise in public company reporting, auditing, and financial accounting, as well as knowledge of the online environment in which the Company operates.

On December 15, 2015, Former Senator William Bradley informed the Company that due to increasing international travel commitments, he intends to resign as a director on the Company’s Board effective December 31, 2015. Former Senator Bradley has served on the Board for over eleven years and as Chairperson of the Nominating and Corporate Governance Committee for over ten years. Former Senator Bradley will continue to serve the Company as Counselor to the Chairman, Doug Valenti, and will continue to advise the Company on a wide range of matters, including political matters and matters relating to the Company’s business generally, pursuant to a two-year agreement with the Company.

Neither the resignation of Mr. Stalder nor of Former Senator Bradley was the result of any disagreement with the Company.

The number of directors on the Company’s Board after the departures of Mr. Stalder and Former Senator Bradley stands at eight. The Company has no current plans to fill the vacancies resulting from their resignations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUINSTREET, INC.

Dated: December 18, 2015	By:	/s/ Martin J. Collins
Martin J. Collins
General Counsel, Chief Compliance Officer and Senior Vice President